UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2019

Infrastructure and Energy Alternatives, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37796	47-4787177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6325 Digital Way Suite 460 Indianapolis, Indiana	46278
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 828-2580

None.
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of exchange on which registered
Common Stock, $0.0001 par value	IEA	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Explanatory Note

As previously described in the Quarterly Report on Form 10-Q (the “Form 10-Q”) of Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on May 15, 2019, the Company entered into an Equity Commitment Agreement (the “Original Equity Agreement”) on May 14, 2019, by and among the Company and the commitment parties thereto (the “Commitment Parties” and each, a “Commitment Party”), pursuant to which the Company agreed to issue and sell to the Commitment Parties, and the Commitment Parties agreed to purchase from the Company, an aggregate of 50,000 shares of newly created Series B preferred stock of the Company, par value $0.0001 per share (the “Series B Preferred Stock”) and warrants exercisable into shares of the Company’s common stock (the “Warrants”).

Additionally, as described in the Form 10-Q, the Company entered into a Third Amendment to Second Amended and Restated Credit and Guarantee Agreement (the “Third Amendment”) on May 15, 2019, by and among the Company, IEA Intermediate Holdco, LLC (“Intermediate Holdings”), IEA Energy Services, LLC (the “Borrower”), the subsidiary guarantors party thereto (the “Subsidiary Guarantors”), the administrative agent, the collateral agent and the lenders party thereto, which requires the Company to enter into the Third A&R Credit Documents (as defined below) on or before May 25, 2019.

Furthermore, as described in the Form 10-Q, the Company entered into a Lender Support Agreement on May 15, 2019, by and among the Company, Intermediate Holdings, the Borrower, the Subsidiary Guarantors, and lenders constituting required lenders under the existing Credit and Guarantee Agreement, as amended and restated (the “A&R Credit Agreement”), pursuant to which the required lenders agreed to enter into a Third Amendment and Restatement Agreement and Third Amended and Restated Credit Agreement (collectively, the “Third A&R Credit Documents”), to become effective upon, among other conditions, the Company obtaining equity financing and payment of other fees and expenses.

On May 20, 2019, the Company closed on the transactions under the Original Equity Agreement (as amended by the Equity Agreement (as defined below)) and the Third A&R Credit Documents became effective. This Current Report on Form 8-K is being filed to report the closing of the transactions under the Equity Agreement and the Third A&R Credit Documents.

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Equity Commitment Agreement

On May 20, 2019, the Company entered into the Amended and Restated Equity Commitment Agreement (the “Equity Agreement”), by and among the Company and the Commitment Parties. The Equity Agreement amends and restates the Original Equity Agreement in its entirety. Pursuant to the Equity Agreement, the Company agreed to issue and sell to the Commitment Parties, and the Commitment Parties agreed to purchase from the Company for an amount in cash equal to $50.0 million in the aggregate, an aggregate of 50,000 shares of Series B Preferred Stock and Warrants exercisable into an aggregate of 2,545,934 shares of common stock at closing.

The material terms and conditions of the Equity Agreement are substantially identical to the terms of the Original Equity Agreement, which is described in “Item 5. Other Information” in Part II of the Form 10-Q and incorporated in this Item 1.01 by reference, except that the Equity Agreement makes minor corrections and updates, and requires the Company to use commercially reasonable efforts to obtain shareholder approval of the issuance of Warrants if required by NASDAQ as soon as reasonably practicable following the closing. Further, the Equity Agreement requires the Company to take all actions that are necessary to obtain the shareholder approval until such time as the shareholder approval is obtained, including supplementing the proxy statement in connection with its 2019 annual meeting (and to hold such annual meeting within ninety (90) days following the closing), or hold a special meeting and include the approval as a matter to be voted upon. The description of the Equity Agreement is qualified in its entirety by reference to the full text of the Equity Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Third Amended and Restated Credit Documents

On May 20, 2019, the Third A&R Credit Documents became effective. A description of the Third A&R Credit Documents is contained in “Item 5. Other Information” in Part II of the Form 10-Q and incorporated in this Item 1.01 by reference. Such description is qualified in its entirety by reference to the full text of the Third A&R Credit Documents, which are filed as Exhibit 10.2 to this Current Report on Form 8-K and are incorporated in this Item 1.01 by reference.

Registration Rights Agreement Amendment

On May 20, 2019, in connection with the closing of the transactions under the Equity Agreement, the Company entered into the Second Amendment to Amended and Restated Registration Rights Agreement (the “RRA Amendment”), by and among the Company, Infrastructure and Energy Alternatives, LLC, Ares Special Situations Fund IV, L.P. and OT POF IEA Preferred B Aggregator, L.P. The RRA Amendment amends the registration rights agreement, dated as March 28, 2018, as amended (the “Registration Rights Agreement”), to provide any Commitment Party not already party thereto with the same shelf registration and “piggyback” registration rights provided to the existing parties under the Registration Rights Agreement with respect to the common stock issuable upon exercise of the Warrants. This description of the RRA Amendment is qualified in its entirety by reference to the full text of the RRA Amendment, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Amended and Restated Investor Rights Agreement

On May 20, 2019, in connection with the closing of the transactions under the Equity Agreement, the Company entered into an Amended and Restated Investor Rights Agreement (“A&R Investor Rights Agreement”), by and among the Company, M III Sponsor I LLC (“M III Sponsor”) (and any affiliated transferee), Infrastructure and Energy Alternatives, LLC (and any affiliated transferee) and Oaktree Power Opportunities Fund III Delaware, L.P. The A&R Investor Rights Agreement amends and restates the investor rights agreement, dated as of March 26, 2018, in order to, among other things, increase the size of the Company’s Board of Directors (the “Board”) to nine (9) directors (as a result of the holders of the Series B Preferred Stock having the right to designate a director to the Board of Directors pursuant to the Series B Certificate (as defined herein)). This description of the A&R Investor Rights Agreement is qualified in its entirety by reference to the full text of the A&R Investor Rights Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Voting Agreement

On May 20, 2019, the Company entered into a voting agreement (the “Voting Agreement”) by and between the Company and M III Sponsor. The Voting Agreement provides that, at any meeting of the Company’s shareholders for the purpose of approving the issuance of Warrants under the Equity Agreement or upon conversion of the Series A Preferred Stock (as defined below), M III Sponsor will vote in favor of such proposals. The Voting Agreement contains certain limited representations and warranties by the Company and M III Sponsor. Additionally, the Company and M III Sponsor have made certain limited covenants, including a covenant by M III Sponsor to not dispose of or encumber any shares of common stock through September 30, 2019, subject to certain exceptions. M III Sponsor owns approximately 6.3% of the Company’s issued and outstanding shares of common stock. In addition, M III Sponsor is a party to the RRA Amendment and the A&R Investor Rights Agreement. This description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On May 20, 2019, upon entering the Third A&R Credit Documents, the A&R Credit Agreement was terminated.  The Company has borrowings of $292.5 million under the Third A&R Credit Agreement and a description of the A&R Credit Agreement is contained on pages 30-31 of the Form 10-Q and incorporated in this Item 1.02 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Third A&R Credit Documents in Item 1.01 above and the description of the borrowings under the Third A&R Credit Documents in Item 1.02 above are incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On May 20, 2019, in connection with the closing of the transactions under the Equity Agreement, the Company issued an aggregate of 50,000 shares of Series B Preferred Stock and Warrants exercisable into an aggregate of 2,545,934 shares of the Company’s common stock. The net proceeds to the Company were approximately $41.2 million after deducting estimated expenses payable by the Company. The Series B Preferred Stock and Warrants were issued in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

A description of the terms and conditions of the Warrants is provided under “Warrant Agreement” in “Item 5. Other Information” in Part II of the Form 10-Q and incorporated in this Item 3.02 by reference. The description of the Warrant Agreement is qualified in its entirety by reference to the full text of the Warrant Agreements, which are filed as Exhibit 10.6 and Exhibit 10.7 to this Current Report on Form 8-K and are incorporated in this Item 3.02 by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Designation of Series B Preferred Stock

On May 20, 2019, in connection with the closing of the transactions under the Equity Agreement, the Board of Directors of the Company (the “Board”) approved, and the Company filed, the Certificate of Designations of Series B Preferred Stock of Infrastructure and Energy Alternatives, Inc. (the “Series B Certificate”) with the Secretary of State of the State of Delaware. The Series B Certificate creates a new class of preferred stock designated as the Series B Preferred Stock.

A description of the Series B Preferred Stock and Series B Certificate is provided under “Series B Preferred Stock” in “Item 5. Other Information” in Part II of the Form 10-Q and incorporated in this Item 5.03 by reference. The description of the Series B Preferred Stock and Certificate is qualified in its entirety by reference to the full text of the Series B Certificate, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated in this Item 5.03 by reference.

Amended and Restated Certificate of Designation of Series A Preferred Stock

On May 20, 2019, in connection with the closing of the transactions under the Equity Agreement, the Board and the holders of a majority of the outstanding Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) approved the Amended and Restated Certificate of Designations of Series A Preferred Stock of Infrastructure and Energy Alternatives, Inc. (the “Amended Series A Certificate”). The Amended Series A Certificate amends and restates the original Certificate of Designations of Series A Preferred Stock of Infrastructure and Energy Alternatives, Inc. to account for the transactions under the Equity Agreement and issuance of the Series B Preferred Stock. On May 20, 2019, the Company filed the Amended Series A Certificate with the Secretary of State of the State of Delaware. A description of the terms and conditions of the Series A Preferred Stock and Amended Series A Certificate is provided below. Capitalized terms used below but not defined have the meaning given to them in the Amended Series A Certificate.

Stated Value. Means, as of a particular time with respect to a share of Series A Preferred Stock, an amount equal to the sum of (i) $1,000, plus (ii) the amount of accumulated but unpaid dividends compounded and accumulated on such share as a result of Series A Preferred Accumulated Dividends (as defined below), as equitably adjusted for any stock dividend, stock split (including a reverse stock split), stock combination, reclassification or similar transaction with respect to the Series A Preferred Stock after the date of issuance of such share of Series A Preferred Stock.

Dividends. The Amended Series A Certificate provides that no dividends shall be paid on the Series A Preferred Stock unless as, if and when declared by the Board. Until redeemed, dividends will accrue (daily on the basis of a 360-day year consisting of twelve 30-day periods except for partial periods) for each share of Series A Preferred Stock at the Accumulated Dividend Rate on the Stated Value of such share of Series A Preferred Stock and will increase the Stated Value of such share of Series A Preferred Stock on and effective as of each March 31, June 30, September 30 and December 31 through redemption (each, a “Dividend Payment Date”) without any further action by the Board (the “Series A Preferred Accumulated Dividend”); provided, that, to the maximum extent not prohibited by the terms of the Series B Preferred Stock or the Third A&R Credit Documents, and only as, if and when declared by the Board, dividends shall be declared and paid in cash with respect to each share of Series A Preferred Stock at the Cash Dividend Rate on the Stated Value of such share of Series A Preferred Stock and will be payable in cash quarterly in arrears on the applicable Dividend Payment Date (the “Series A Preferred Cash Dividend” and together with the Series A Preferred Accumulated Dividend, the “Series A Preferred Dividend”).

The Accumulated Dividend Rate means (i) eight percent (8%) per annum during the period from the original issuance of the Series A Preferred Stock (the “Closing Date”) until the date (the “18 Month Anniversary Date”) that is 18 months from the Closing Date; provided, however, if the Company does not hold a stockholders meeting to obtain shareholder approval for the issuance of common stock upon conversion of the Series A Preferred Stock within 90 days of the Closing Date, then the rate shall be ten percent (10%) during the period from the date that is 91 days from the Closing Date until the 18 Month Anniversary Date and (ii) twelve percent (12%) per annum during the period from and after the 18 Month Anniversary Date; provided that, from and after the occurrence of any Non-Payment Event or Default Event and until the cure, resolution or waiver of such Non-Payment Event or Default Event, as the case may be, the Accumulated Dividend Rate shall be the Accumulated Dividend Rate as otherwise determined pursuant to the foregoing clause (i) or (ii) plus 2% per annum.

The Cash Dividend Rate means (i) six percent (6%) per annum from the Closing Date until the 18 Month Anniversary Date; provided, however, if the Company does not hold a stockholders meeting to obtain shareholder approval for the issuance of common stock upon conversion of the Series A Preferred Stock within 90 days of the Closing Date, then the rate shall be eight percent (8%) during the period from the date that is 91 days from the Closing Date until the 18 Month Anniversary Date and (ii) ten percent (10%) per annum during the period from and after the 18 Month Anniversary Date; provided that, (x) so long as any shares of Series B Preferred Stock is outstanding or (y) from and after the occurrence of any Non-Payment Event or Default Event and until the cure, resolution or waiver of such Non-Payment Event or Default Event, as the case may be, the Cash Dividend Rate shall be the Cash Dividend Rate as otherwise determined pursuant to the foregoing clause (i) or (ii) plus 2% per annum.

A Non-Payment Event means failure of the Company to (i) make, on any Dividend Payment Date, any cash dividend payments the Company is obligated to make on such Dividend Payment Date pursuant to the Amended Series A Certificate, or (ii) redeem any shares of Series A Preferred Stock as and when required in accordance with the Amended Series A Certificate, in either case which is not cured within five (5) days after written notice from Oaktree after such default.

A Default Event means any material breach by the Company of its obligations under the Amended Series A Certificate, other than a Non-Payment Event, which, if curable, is not cured on or prior to the 30th day after receipt of written notice from Oaktree after such default.

For so long as any share of Series A Preferred Stock remains outstanding, if Series A Preferred Cash Dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any Parity Stock with the same dividend payment date or with a dividend payment date which arises during the dividend period ending on a Dividend Payment Date, all Series A Preferred Cash Dividends declared upon shares of Series A Preferred Stock and any such Parity Stock will be declared on a proportional basis, with the effect that the amount of dividends declared per share will be declared and paid among them in the same ratio as the amount of all accrued accumulated but unpaid dividends as of the Dividend Payment Date for the applicable dividend period per share of Series A Preferred Stock is to the amount of all accrued and unpaid dividends as of the end of the applicable dividend period per share of any Parity Stock. Subject to certain exceptions, while any Series A Preferred Stock is outstanding, no dividends to or redemptions of any shares that rank junior to the Series A Preferred Stock may be made by the Company.

Liquidation. In case of a liquidation event, the holders of shares of the Series A Preferred Stock will be entitled to receive an amount per share of Series A Preferred Stock equal to $1,000 per share (subject to certain adjustments provided in the Amended Series A Certificate to reflect stock splits and similar events) and all accrued and unpaid dividends (the “Redemption Price”), subject to the rights of any holders of Senior Stock or Parity Stock, as may be applicable, before any distribution or payment to holders of common stock or any other stock ranking junior to the Series A Preferred Stock.

Voting; Consent Rights. Other than any voting rights provided by law or as expressly provided by the Amended Series A Certificate, the holders of the Series A Preferred Stock (in their capacities as such) shall not have any voting rights of shareholders in the Company.

Without the prior written consent of Oaktree, so long as the Series A Preferred Stock is outstanding, the Company will not and will cause its subsidiaries not to (the following, the “Consent Rights”):

•
create, authorize the creation of or issue or obligate itself to issue (i) any stock that ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock with respect to payment of dividends or in the distribution of assets in case of any liquidation, dissolution or winding up of the Company (the “Senior Stock”) other than the Series B Preferred Stock (provided that, (A) any issuances of Series B Preferred Stock other than the that in connection with the Equity Agreement (whether or not the shares have been redeemed or otherwise retired) and (B) any amendments, waivers or other modifications to the Series B Certificate that are adverse to any holder of Series A Preferred Stock shall require the prior written approval of the stockholders’ representative), (ii) any stock that ranks on parity with the Series A Preferred Stock with respect to payment of dividends and in the distribution of assets in case of any liquidation, dissolution or winding up of the Company (the “Parity Stock”), (iii) any capital stock that votes as a single class with the holders of Series A Preferred Stock with respect to the Consent Rights, or (iv) any stock of any subsidiary of the Company (with certain exceptions);

•
reclassify or amend any capital stock of the Company or its subsidiaries if it would render such capital stock senior to or on parity with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company or the payment of dividends;

•
enter into any agreement with respect to or consummate any merger, consolidation or similar transaction with any other person pursuant to which the Company or its subsidiary (as the case may be) would not be the surviving entity in such transaction, if as a result of such transaction, any capital stock or equity or equity linked securities of such surviving entity would rank senior to or on parity with the Series A Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any liquidation, dissolution or winding up of the surviving entity;

•
assume, incur or guarantee, or authorize the creation, assumption, incurrence or guarantee of, any debt for borrowed money (subject to certain exceptions in the Certificate of Designations) if as a result thereof the aggregate outstanding amount of debt for borrowed money of the Company and its subsidiaries would exceed $5,000,000 on a consolidation basis other than pursuant to the Third A&R Credit Documents or a refinancing thereof in a principal amount that does not exceed the available amount under the Third A&R Credit Documents;

•	authorize or consummate any change of control event or liquidation event (in each case, as described in the Amended Series A Certificate); or

•
modify the Amended Series A Certificate or any other organizational document of the Company in a manner that would reasonably be expected to be materially adverse to the rights or obligations of the holders of Series A Preferred Stock.

Redemption. The Series A Preferred Stock will not have a scheduled redemption date or maturity date. Subject to the terms of the Series B Preferred Stock, the Company may, at any time and from time to time, redeem all or any portion of the shares of Series A Preferred Stock then outstanding; provided, that any such redemption shall be on a pro rata basis among the holders of Series A Preferred Stock in accordance with the number of shares of Series A Preferred Stock then held by such holders. In connection with any redemption, the Company shall pay a price per share of Series A Preferred Stock equal to the Redemption Price. There shall be no premium or penalty payable in connection with any redemption.

As a condition to the consummation of any change of control (as described in the Amended Series A Certificate), the Company will redeem all shares of Series A Preferred Stock then outstanding. In addition, in the event of (i) a sale of any capital stock of the Company or its subsidiaries (including the sale of such capital stock upon the cash exercise of any Warrants but excluding sales pursuant to the Company's incentive plan, sales to the extent the proceeds thereof are used to maintain the Company's solvency or to avoid default under a bona-fide credit agreement to which the Company or its subsidiaries are subject or as consideration for a bona fide acquisition by the Company or its subsidiaries) or (ii) a disposition by the Company of assets, in a single transaction or series of related transactions, outside the ordinary course of business for which the Company or its subsidiaries receives consideration in excess of $5,000,000, the Company will be required to, within three business days of such events, use the net cash proceeds from such events to redeem the maximum number of shares of Series A Preferred Stock that can be redeemed with such net cash proceeds at the Redemption Price, except as prohibited by the Third A&R Credit Documents or any other facility existing at such time entered into in accordance with the terms of the Amended Series A Certificate.

Conversion. The Series A Preferred Stock is not convertible into common stock, and the Company may not issue any shares of common stock upon conversion of the Series A Preferred Stock, until the holders of the Company’s capital stock entitled to vote on such matters approve the issuance of the common stock upon conversion of the Series A Preferred Stock in compliance with NASDAQ. Following such approval, any holder of Series A Preferred Stock may elect, by written notice to the Company (w) at any time and from time to time on or after the third anniversary of the Closing Date, (x) at any time and from time to time if the terms of the Series B Preferred Stock or Third A&R Credit Documents (or other facility) would prohibit the payment of cash dividends, (y) at any time any shares of Series B Preferred Stock is outstanding, or (z) at any time and from time to time on or after the non-payment of dividends when due, failure to redeem shares of Series A Preferred Stock when required or any other material default (in each case, as further specified in the Amended Series A Certificate) until such non-payment, failure or default is cured by the Company, to cause the Company to convert, without the payment of additional consideration by such holder, all or any portion of the issued and outstanding shares of Series A Preferred Stock held by such holder, as specified by such holder in such notice, into a number of shares of common stock determined by dividing (i) the Stated Value by (ii) the VWAP per share of common stock for the 30 consecutive trading days ending on the trading day immediately preceding the conversion date. In the event the Series A Preferred Stock is converted following an uncured non-payment, failure or default event, or if a holder of Series A Preferred Stock is converting pursuant to (x) or (y) above, for the purposes of the foregoing calculation, VWAP per share shall be multiplied by 90%. The “VWAP per share” is defined as the per share volume-weighted average price as reported by Bloomberg (as further described in the Amended Series A Certificate).

The foregoing description of the Series A Preferred Stock and Amended Series A Certificate is qualified in its entirety by reference to the full text of the Amended Series A Certificate, which is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated in this Item 5.03 by reference.

Item 7.01. Regulation FD Disclosure.

On May 20, 2019, the Company issued a press release announcing the closing of the transactions described in this Current Report on Form 8-K. A copy of the Company’s press release is furnished as Exhibit 99.1, to this Current Report on Form 8-K and incorporated by reference in this Item 7.01. The information contained in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of Series B Preferred Stock of Infrastructure and Energy Alternatives, Inc.
3.2	Amended and Restated Certificate of Designations of Series A Preferred Stock of Infrastructure and Energy Alternatives, Inc.
10.1	Amended and Restated Equity Commitment Agreement, dated May 20, 2019, by and among Infrastructure and Energy Alternatives, Inc. and the commitment parties party thereto.
10.2#
Third Amendment and Restatement Agreement, dated as of May 20, 2019, by and among Infrastructure and Energy Alternatives, Inc., IEA Intermediate Holdco, LLC, IEA Energy Services LLC, the subsidiary guarantors party thereto, the administrative agent, the revolving agent and issuing bank, the collateral agent and the lenders party thereto.

10.3
Second Amendment to Amended and Restated Registration Rights Agreement, dated as of May 20, 2019, by and among Infrastructure and Energy Alternatives, Inc., Infrastructure and Energy Alternatives, LLC, Ares Special Situations Fund IV, L.P., OT POF IEA Preferred B Aggregator, L.P.

10.4
Amended and Restated Investor Rights Agreement, dated as of May 20, 2019, by and among Infrastructure and Energy Alternatives, Inc., M III Sponsor I LLC, Infrastructure and Energy Alternatives, LLC and Oaktree Power Opportunities Fund III Delaware, L.P.

10.5	Voting Agreement, dated as of May 20, 2019, by and between Infrastructure and Energy Alternatives, Inc. and M III Sponsor I LLC.
10.6	Warrant Agreement, dated May 20, 2019, by and among Infrastructure and Energy Alternatives, Inc. and Ares Special Situations Fund IV, L.P.
10.7	Warrant Agreement, dated May 20, 2019, by and among Infrastructure and Energy Alternatives, Inc. and OT POF IEA Preferred B Aggregator, L.P.
10.8
Third Amendment to Second Amended and Restated Credit and Guarantee Agreement, dated May 15, 2019, by and among the Company, Intermediate Holdings, the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

10.9#
Lender Support Agreement, dated May 15, 2019, by and among the Company, Intermediate Holdings, the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Revolving Agent, the Collateral Agent and the Lenders party thereto.

99.1	Press Release, dated May 20, 2019.
# Schedules have been ommitted pursuant to Item 601(b)(5) of Regulation S-K. We will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2019

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

	By:	/s/ Andrew D. Layman
Name: Andrew D. Layman
Title: Chief Financial Officer